Exhibit 2.3

Execution Version

SERIES A SECURITIES PURCHASE AGREEMENT
BY AND AMONG
DBM GLOBAL INTERMEDIATE HOLDCO INC.
AND
DBM GLOBAL INC.
DATED AS OF NOVEMBER 30, 2018

LIST OF EXHIBITS
EXHIBIT A        Graywolf Acquisition Agreement

ii

SERIES A SECURITIES PURCHASE AGREEMENT
This SERIES A SECURITIES PURCHASE AGREEMENT (together with the exhibits hereto, this “Agreement”), dated as of November 30, 2018, is made by and among (i) DBM Global Intermediate Holdco Inc., a Delaware corporation (the “Purchaser”), and (ii) DBM Global Inc., a Delaware corporation (the “Company” and together with the Purchaser and any permitted transferee thereof that becomes a party to this Agreement in accordance with the terms hereof, the “Parties” and each, a “Party”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings specified in Section 7.1.
PRELIMINARY STATEMENT
The Company desires to issue and sell to the Purchaser an aggregate of 40,000 authorized but unissued shares of Series A Fixed-to-Floating Rate Perpetual Preferred Shares of the Company, par value $0.001 per share (the “Series A Preferred Stock”), on the terms and subject to the conditions set forth in this Agreement.
The Parties agree as follows:
ARTICLE I
SALE AND PURCHASE OF SECURITIES
Section 1.1    Sale and Purchase of Securities.
(a)    Sale and Purchase. Subject to all of the terms and conditions of this Agreement, and in reliance on the representations, warranties, covenants and other agreements set forth herein, at the Closing, (i) the Company will issue and sell to the Purchaser an aggregate of 40,000 shares of Series A Preferred Stock (collectively, the “Series A Preferred Shares” and each, a “Series A Preferred Share”) for $1,000.00 per Series A Preferred Share, representing 100.0% of the initial Stated Value of each Series A Preferred Share, and in aggregate, an amount of $40,000,000.00 (the “Purchase Price”) and (ii) the Purchaser will purchase all of the Series A Preferred Shares and will cause Continental General Insurance Company to pay on behalf of the Purchaser all of the Purchase Price pursuant to the instructions and at the direction of the Purchaser and the Company by wire transfer in immediately available funds.
(b)    Series A Preferred Shares. The Series A Preferred Shares will (A) be issued at the Closing to the Purchaser, fully paid, non-assessable and free and clear of any Encumbrances and otherwise in accordance with the terms of this Agreement, (B) be registered to the Purchaser in the Company’s stock records, and (C) have the designations, rights, preferences, powers, qualifications, restrictions and limitations set forth in the Series A Certificate of Designation.
Section 1.2    Closing. The consummation of the sale and purchase of the Series A Preferred Shares in accordance with the terms of this Agreement (the “Closing”) will take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 promptly following execution of this Agreement on the Closing Date.

Section 1.3    Funding Fee. Within five (5) Business Days of the Closing Date, the Company shall pay to the Purchaser, a non-refundable closing fee equal to $400,000, which shall be deemed fully earned upon the Closing Date and shall not represent or be deemed to represent consideration for the Company’s issuance of the Series A Preferred Shares pursuant to this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Purchaser as of the Closing Date that:
Section 2.1    Organization, Good Standing, Etc. Each Group Company (i) is a corporation, limited liability company or limited partnership, as applicable, duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, (ii) has all requisite corporate, limited liability or limited partnership, as applicable, power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Company, to issue the Series A Preferred Shares hereunder, and to execute and deliver each Transaction Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this clause (iii)) where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.
Section 2.2    Authorization; Etc. The execution, delivery and performance by the Company of each Transaction Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable Requirements of Law or (C)(x) any Material Contract or (y) any other Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than as permitted under the Financing Agreement) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clauses (ii)(B), (ii)(C)(y) and (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.
Section 2.3    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by the Company of any Transaction Document to which it is or will be a party other than filings and recordings with the Delaware Secretary of State contemplated hereby.
Section 2.4    Enforceability of Transaction Documents. This Agreement is, and each other Transaction Document to which the Company is or will be a party, when delivered hereunder,

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will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 2.5    Litigation. There is no pending or, to the knowledge of the Company, threatened action, suit or proceeding affecting any Group Company or any of its properties before any court or other Governmental Authority or any arbitrator that has not been disclosed to the Purchaser (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Transaction Document or any transactions consummated hereunder or thereunder.
Section 2.6    Compliance with Laws, Etc. No Group Company or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any Requirements of Law, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, or (iii) any term of any Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, and no default or event of default has occurred and is continuing thereunder.
Section 2.7    ERISA. Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and will be delivered to the Purchaser, upon request, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Purchaser, (v) no Employee Plan failed to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. No Group Company or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of

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its ERISA Affiliates may in the future incur any such withdrawal liability, except as could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no Group Company or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 430(j) of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Except as could not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the best knowledge of any Group Company, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Group Company or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code or as could not reasonably be expected to have a Material Adverse Effect, no Group Company or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Group Company or any of its ERISA Affiliates or coverage after a participant’s termination of employment.
Section 2.8    Taxes, Etc. (i) All foreign, federal and material state and local Tax returns and other reports required by applicable Requirements of Law to be filed by any Group Company have been filed, or extensions have been obtained, and (ii) all Taxes, assessments and other governmental charges imposed upon any Group Company or any property of any Group Company and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.
Section 2.9    Regulations T, U and X. No Group Company is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Series A Preferred Share will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.
Section 2.10    Nature of Business.
(a)    No Group Company is engaged in any business other than as set forth in Schedule 6.01(l) to the Financing Agreement.
(b)    The Company does not have any material liabilities (other than liabilities arising under the Loan Documents (as defined in the Financing Agreement), the Working Capital Loan Documents (as defined in the Financing Agreement), liabilities imposed by law, including tax liabilities, obligations under any employment agreement, stock option plan or other benefit plan for management or employees of the Company and its Subsidiaries, obligations under its Governing Documents, and other liabilities incidental to its existence and permitted business and activities as a holding company for a consolidated group), own any material assets (other than the Equity Interests of its Subsidiaries and cash and Permitted Investments (as defined in the Financing Agreement)) or engage in any operations or business (other than the ownership of its Subsidiaries and activities incidental thereto, including corporate maintenance activities (including the payment of expenses) associated with being a holding company for a consolidated group).
Section 2.11    Adverse Agreements, Etc. No Group Company or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing

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Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.
Section 2.12    Permits, Etc. Each Group Company has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility (as defined in the Financing Agreement) currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except where such suspension, revocation, impairment, forfeiture or non-renewal could not reasonably be expected to have a Material Adverse Effect.
Section 2.13    Properties. Each Group Company has good and marketable title to, valid leasehold interests in, or valid licenses to use, all tangible property and assets material to its business, free and clear of all Liens, except Permitted Liens (as defined in the Financing Agreement). All such tangible properties and assets are in good working order and condition, ordinary wear and tear and casualty events excepted.
Section 2.14    Employee and Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, there is (i) no unfair labor practice complaint pending or, to the best knowledge of the Company, threatened against any Group Company before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Group Company which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Group Company or (iii) to the best knowledge of the Company, no union representation questions existing with respect to the employees of any Group Company and no union organizing activity taking place with respect to any of the employees of any Group Company. No Group Company or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Group Company have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All payments due from any Group Company on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Group Company, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The consummation of the Graywolf Acquisition and the transactions contemplated hereby will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Group Company or any of their respective Subsidiaries is bound.

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Section 2.15    Environmental Matters. (i) The operations of each Group Company are in compliance with all Environmental Laws, except for any non-compliance that could not reasonably be expected to have a Material Adverse Effect; (ii) there has been no Release at any of the properties owned or operated by any Group Company or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Group Company or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Group Company or any predecessor in interest nor does the Company have knowledge or notice of any threatened or pending Environmental Action against any Group Company or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Group Company or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (v) no property now or, to the knowledge of the Company, formerly owned or operated by a Group Company has been used as a treatment or disposal site for any Hazardous Material; (vi) no Group Company has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Group Company holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Group Company’s failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Group Company has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures (as defined in the Financing Agreement) are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.
Section 2.16    Insurance. Each Group Company maintains the insurance and required services and financial assurance as required by law and as required by Section 7.01(h) of the Financing Agreement. Schedule 6.01(r) to the Financing Agreement sets forth a list of all insurance maintained by each Group Company on the Effective Date (as defined in the Financing Agreement).
Section 2.17    Use of Proceeds. The proceeds of the Series A Preferred Shares shall be used to partially fund the Graywolf Acquisition.
Section 2.18    Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Group Companies on a consolidated basis are Solvent. No transfer of property is being made by any Group Company and no obligation is being incurred by any Group Company in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay, or defraud either present or future creditors of such Group Company.
Section 2.19    Intellectual Property. Each Group Company owns or licenses or otherwise has the right to use all Intellectual Property (as defined in the Financing Agreement) rights that are

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necessary for the operation of its business, free and clear of all Liens, except Permitted Liens (as defined in the Financing Agreement). To the knowledge of the Company, no trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Group Company infringes upon or misappropriates any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, except for such infringements and misappropriates which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.20    Material Contracts. Each Material Contract (i) is in full force and effect and is binding upon and enforceable against each Group Company that is a party thereto and, to the best knowledge of such Group Company, all other parties thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and (ii) is not in default due to the action of any Group Company or, to the best knowledge of the Company, any other party thereto.
Section 2.21     Investment Company Act. None of the Group Companies is an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.
Section 2.22    Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Group Company, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Group Company are individually or in the aggregate material to the business or operations of the Group Companies taken as a whole, or (ii) any Group Company, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Group Company are individually or in the aggregate material to the business or operations of the Group Companies taken as a whole; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.
Section 2.23    Anti-Money Laundering and Anti-Terrorism Laws.
(a)    None of the Group Companies, nor, to the knowledge of the Company, any Affiliate of any of the Group Companies, has violated or is in violation of any of the Anti-Money Laundering and Anti-Terrorism Laws or has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Money Laundering and Anti-Terrorism Laws.
(b)    None of the Group Companies, nor, to the knowledge of the Company, any Affiliate of any of the Group Companies, or any officer, director or principal shareholder or owner of any of the Group Companies, is a Blocked Person (as defined in the Financing Agreement).
(c)    None of the Group Companies (A) conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods

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or services to, from or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any OFAC Sanctions Programs in violation of any Requirements of Law.
Section 2.24    Anti-Bribery and Anti-Corruption Laws.
(a)    The Group Companies are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the anti-bribery and anti-corruption laws of those jurisdictions in which they do business (collectively, the “Anti-Corruption Laws”).
(b)    None of the Group Companies has at any time:
(i)    offered, promised, paid, given, or authorized the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any employee, official, representative, or other person acting on behalf of any foreign (i.e., non-U.S.) Governmental Authority thereof, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office (collectively, “Foreign Official”), for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or
(ii)    acted or attempted to act in any manner which would subject any of the Group Companies to liability under any Anti-Corruption Law.
(c)    There are, and have been, no allegations, investigations or inquiries with regard to a potential violation of any Anti-Corruption Law by any of the Group Companies or, to the knowledge of the Company, any of the current or former directors, officers, employees, stockholders or agents of any of the Group Companies.
(d)    The Group Companies have adopted, implemented and maintain anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.
Section 2.25    Transactions with Affiliates. Set forth on Schedule 6.01(aa) of the Financing Agreement is a complete and accurate list as of the Effective Date (as defined in the Financing Agreement) of all transactions by and between any Group Company or any of its Subsidiaries and any Affiliate thereof.
Section 2.26    Default of Indebtedness. Neither any Group Company nor any Subsidiary thereof is in default in the payment of the principal of or interest on any Indebtedness (as defined in the Financing Agreement) or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes

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an event of default thereunder, except with respect to immaterial amounts of Indebtedness, the failure of which to timely discharge would not reasonably be expected to materially adversely affect any Group Company.
Section 2.27    Conflicting Agreements. No provision of any Parent Debt Document (as defined in the Financing Agreement) conflicts with, or requires any consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the other Transaction Documents. No provision of any other mortgage, indenture, contract, lease, agreement, judgment, decree or order binding on, or otherwise applicable to, any Group Company nor any Subsidiary thereof or affecting any such Person’s Collateral (as defined in the Financing Agreement) conflicts, in any material respect, with, or requires any consent which has not already been obtained to, or would in any way prevent the execution, delivery and performance of this Agreement or the other Transaction Documents.
Section 2.28    Bonding Capacity. The Group Companies and their Subsidiaries have available bonding capacity under or more Bonding Agreements in an amount sufficient to operate their respective businesses in the ordinary course. The Group Companies and their Subsidiaries are in compliance in all material respects with all terms and conditions set forth in each Bonding Agreement and no default has occurred thereunder.
Section 2.29    Immaterial Subsidiaries. The Immaterial Subsidiaries (as defined in the Financing Agreement) do not (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature) or (c) engage in any business activity.
Section 2.30    Third-Party Leases. All third-party leases with respect to real property of the Group Companies owned in fee by such Group Companies are set forth on Schedule 6.01(ll) of the Financing Agreement.
Section 2.31    Private Offering; No General Solicitation.
(a)    Subject to compliance by the Purchaser with the representations and warranties set forth in Article III, it is not necessary in connection with the issuance of the Series A Preferred Shares to the Purchaser in the manner contemplated by this Agreement, to register the Series A Preferred Shares under the Securities Act.
(b)    None of the Company or its Affiliates or any Person acting on any of their behalf (other than the Purchaser and its Affiliates, as to whom the Company makes no representation or warranty) directly or indirectly, has offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the issuance of the Series A Preferred Shares and require the Series A Preferred Shares to be registered under the Securities Act. None of the Company or its Affiliates or any Person acting on any of their behalf (other than the Purchaser and its Affiliates, as to whom the Company makes no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Series A Preferred Shares.

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(c)    The Series A Preferred Shares will not, on the date they are issued, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.
Section 2.32    No Broker’s Fees. No Group Company is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against it or the Purchaser for a brokerage commission, finder’s fee or like payment in connection with the issuance of the Series A Preferred Shares pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Company as of the Closing Date that:
Section 3.1    Existence. The Purchaser is a corporation duly incorporated and organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its incorporation.
Section 3.2    Power; Authorization. The Purchaser has all requisite corporate power, capacity and authority, and the legal right, to execute, deliver and perform under each of the Transaction Documents to which it is a party. The Purchaser has taken all necessary corporate action to authorize the execution, delivery and performance of each of the Transaction Documents to which it is a party. Each of the Transaction Documents to which it is a party has been duly executed and delivered on behalf of the Purchaser. Each of the Transaction Documents to which it is a party constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 3.3    Consents. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the execution, delivery, performance, validity or enforceability of each of the Transaction Documents to which the Purchaser is a party by the Purchaser, except Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the consummation of the Transactions by the Purchaser, except (a) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (b) those, the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to perform its obligations hereunder.
Section 3.4    No Legal Bar. The execution, delivery and performance by the Purchaser of each of the Transaction Documents to which the Purchaser is a party will not violate (a) any Law or any Contractual Obligation of the Purchaser, except as would not reasonably be expected to have

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a material adverse effect on the Purchaser’s ability to perform its obligations hereunder or (b) the Governing Documents of the Purchaser.
Section 3.5    Investment Matters.
(a)    The Purchaser is, and was at the time the Purchaser was offered the Series A Preferred Shares, (i) a qualified institutional buyer, (ii) an institutional accredited investor (as such term is defined in Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D of the Securities Act) or (iii) a non-U.S. Person (as such term is defined in Regulation S of the Securities Act) and will not acquire the Series A Preferred Shares for the account or benefit of any U.S. Person.
(b)    The Purchaser is acquiring the Series A Preferred Shares for its own account, for investment purposes only and not with a view to any distribution thereof that would not otherwise comply with the Securities Act.
(c)    The Purchaser understands that (i) the Series A Preferred Shares have not been registered under the Securities Act and the Series A Preferred Shares are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and (ii) all or any part of the Series A Preferred Shares may not be offered or sold except pursuant to effective registration statements under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable state Laws.
(d)    The Purchaser understands that the exemption from registration afforded by Rule 144 promulgated under the Securities Act (“Rule 144”) (the provisions of which are known to the Purchaser) depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.
(e)    The Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to the Purchaser, except as otherwise expressly provided for in this Agreement.
(f)    No portion of the funds or assets that will be used by the Purchaser to pay the Purchase Price or to acquire or hold the Series A Preferred Shares, constitute or will constitute the assets of any (i) employee benefit plan subject to Title I of ERISA, (ii) plan described in and subject to Section 4975 of the Internal Revenue Code (each such employee benefit plan and plan described in clauses (i) and (ii) referred to herein as an “ERISA Plan”), (iii) plan, account or other arrangement subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Internal Revenue Code that could cause the underlying assets of the Company to be treated as assets of such plan, account or arrangement (a “Similar Law Plan”) or (iv) entity whose underlying assets are deemed to include “plan assets” of any such ERISA Plan or Similar Law Plan pursuant to Section 3(42) of ERISA and any regulations that may be promulgated thereunder or otherwise.
(g)    The Purchaser (i) is, and for so long as it holds any Series A Preferred Shares, will be, a “venture capital operating company” or wholly owned by a “venture capital operating

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company” or (ii) does not have, and for so long as it holds any Series A Preferred Shares, will not have, “significant equity participation” by benefit plan investors. The term “venture capital operating company” has the meaning assigned to such term in the Department of Labor Regulation Section 2510.3-101.
(h)    The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Series A Preferred Shares and has so evaluated the merits and risks of such investment. The Purchaser understands that it must bear the economic risk of its investment in the Series A Preferred Shares indefinitely and is able to bear such risk and is able to afford a complete loss of such investment.
(i)    The Purchaser acknowledges that it has reviewed all materials the Purchaser deemed necessary for the purpose of making an investment decision with respect to the Series A Preferred Shares, including information regarding the Transactions, and the Purchaser has evaluated the risks of investing in the Series A Preferred Shares and understands there are substantial risks of loss incidental to the investment and has determined that it is a suitable investment for the Purchaser.
ARTICLE IV
ADDITIONAL COVENANTS
Section 4.1    Expenses. The Company hereby agrees to pay all reasonable out-of-pocket costs and expenses (including the reasonable costs and expenses of Latham & Watkins LLP (as counsel to the Purchaser), attorneys, accountants and consultants) of the Purchaser in connection with the preparation, negotiation, execution and delivery of this Agreement, the Series A Certificate of Designation and the documents and instruments referred to herein and therein and the consummation of the transactions contemplated hereby and thereby in an aggregate amount not to exceed $125,000.00.
Section 4.2    Further Assurances. Following the Closing, the Parties shall execute and deliver such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.
Section 4.3    Compliance with Laws. The Group Companies agree to conduct their business in compliance in all material respects with all Anti-Corruption Laws, Anti-Money Laundering and Anti-Terrorism Laws and Global Trade Control Laws, and not to take any action that would cause the Purchaser to be in violation of any Anti-Corruption Laws, Anti-Money Laundering and Anti-Terrorism Laws, or Global Trade Control Laws.
Section 4.4    Securities Act. For so long as any of the Series A Preferred Shares remain outstanding and constitute “restricted securities” within the meaning of the Securities Act, the Company will make available at the Company’s expense, upon request, to any holder of Series A Preferred Shares, and any prospective purchasers thereof, the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

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Section 4.5    [RESERVED].

Section 4.6    Transfer of Series A Preferred Shares.
(a)No Purchaser (which, for purposes of this Section 4.6 shall include any successor or permitted assign of a Purchaser) may Transfer any shares of Series A Preferred Stock other than (i) with the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed, (ii) upon, if requested by the Company, the provision by the proposed transferee of one or more shares of Series A Preferred Stock of a written opinion of a nationally recognized legal counsel addressed to the Company that such Transfer will not violate applicable securities or other applicable Laws, and (iii) pursuant to a Transfer that the Company determines will not result in a violation of the terms, conditions or covenants of or constitute an event of default under, the Financing Agreement, the Loan Documents (as defined in the Financing Agreement), the Working Capital Loan Documents (as defined in the Financing Agreement) or any other or successor debt or credit facility agreement of the Group Companies. In the event of any Transfer of shares of Series A Preferred Stock in accordance with this Section 4.6, the transferee shall become a party to this Agreement by execution of a joinder hereto in a form and substance determined to be reasonably acceptable to the Company. The foregoing prior written consent of, request by, and determination of the Company will be made solely by the Independent Committee.

(b)In the event of any Transfer of shares of Series A Preferred Stock in in accordance with Section 4.6(a), the Company shall execute and deliver to the transferor a stock certificate or certificates evidencing the shares of Series A Preferred Stock so Transferred, which such execution and delivery will be made without charge to the Purchaser; provided, however, that the Company will pay or be required to pay for any documentary, stamp and similar issuance or transfer tax in respect of the preparation, execution and delivery of such new certificates pursuant to this Section 4.5(b). All Transfers of shares of Series A Preferred Stock in accordance with Section 4.5(a), will be made promptly by direct registration on the books and records of the Company and the Company shall take all such other lawful actions as may be required to reflect Transfers of shares of Series A Preferred Stock in accordance with Section 4.5(a).

(c)Upon receipt of evidence reasonably satisfactory to the Company (it being understood that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft or destruction of any certificate evidencing shares of Series A Preferred Stock, and upon receipt of a bond sufficient to indemnify the Company against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of a new certificate, the Company will execute and deliver in lieu of such certificate a new certificate of like kind representing the shares of Series A Preferred Stock represented by such lost, stolen or destroyed certificate and dated the date of such lost, stolen or destroyed certificate.

(d)Unless otherwise agreed to by the Company and the applicable Holder, each certificate representing a share of Series A Preferred Stock will bear a restrictive legend substantially in the form set forth below, and, in addition, each such certificate may have notations, additional legends or endorsements required by Law, stock exchange rules, agreements to which the Company and the Purchaser are subject, if any.

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN THE SECURITIES A PURCHASE AGREEMENT, DATED AS OF NOVEMBER 30, 2018, BY AND BETWEEN DBM GLOBAL INTERMEDIATE HOLDCO INC. AND THE COMPANY, AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME (THE “PURCHASE AGREEMENT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE PURCHASE AGREEMENT. A COPY OF THE PURCHASE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.”

Section 4.7    Provision of Financial Information.
(a)The Company will deliver to the Purchaser within thirty (30) days of the end of each of the first three fiscal quarters of each Fiscal Year commencing on the first fiscal quarter of the Company and its Subsidiaries ending after the Closing Date, unaudited consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Company and its Subsidiaries for the period ended and as of the last date of such quarter.

(b)The Company will deliver to the Purchaser within one hundred twenty (120) days after the end of each Fiscal Year commencing on the first Fiscal Year ending after the Closing Date, unaudited consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Company and its Subsidiaries for the period ended and as of the last date of such Fiscal Year.

(c)The Company will provide such other information reasonably relating to the financial performance of the Company as the Purchaser may from time to time reasonably request in a writing delivered to the Company in accordance with Section 6.8.

(d)In no event will the Company be required by this Section 4.7 to provide or disclose third party confidential information or information protected by the attorney-client, work product or similar protection or privilege.

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Section 4.8    Confidentiality.
(a)The Purchaser shall and shall cause its Representatives to keep confidential and not divulge any information (including all budgets, business plans, forecasts and analyses) concerning the Company or its Subsidiaries, including their assets, business, operations, financial condition or prospects (collectively, “Confidential Information”), and to use Confidential Information solely and exclusively in connection with the business of the Company and its Subsidiaries and the Purchaser’s ownership of Series A Preferred Shares; provided, that nothing herein shall prevent the Purchaser and its Representatives from disclosing such Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Purchaser or its Representatives, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy under this Agreement, (v) to any other Purchaser, (vi) to the directors, officers, employees or agents of the Company and its Subsidiaries, and (vii) to such Representatives of the Purchaser that, in the reasonable judgment of the Purchaser, need to know such Confidential Information; provided, further, that in the case of clause (i), (ii) or (iii), the Purchaser shall notify the Company of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment. For the avoidance of doubt, nothing contained herein shall preclude or restrict in any manner any Representative of the Purchaser who is a director, officer, employee or authorized agent of the Company and/or one or more of its Subsidiaries from disclosing Confidential Information to any Person in the normal course of business of the Company and its Subsidiaries in such Representative’s capacity as a director, officer, employee or authorized agent or shall restrict the disclosure of information to the agent or lenders under the Financing Agreement, the Working Capital Credit Agreement (as defined in the Financing Agreement) or other Indebtedness of the Company and its Subsidiaries.

(b)The restrictions of this Section 4.8 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by the Purchaser or the Purchaser’s Representatives in violation of this Section 4.8; (ii) is or becomes available to the Purchaser or the Purchaser’s Representatives on a non-confidential basis prior to its disclosure to the Purchaser or the Purchaser’s Representatives; (iii) is or has been independently developed or conceived by the Purchaser or the Purchaser’s Representatives without use of the Confidential Information; or (iv) becomes available to the Purchaser or the Purchaser’s Representatives on a non-confidential basis from a source other than the Company, any Subsidiary of the Company, the Purchaser or any of the Representatives of the Purchaser; provided, that such source is not known by the recipient of the Confidential Information to be bound by a confidentiality agreement or to be bound by any other confidentiality obligation (whether legal, fiduciary or contractual).
ARTICLE V
CONDITIONS PRECEDENT
(a)    The Company shall have furnished or caused to be furnished to the Purchaser a stock certificate or certificates evidencing the Series A Preferred Shares.

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(b)    The Company shall have furnished or caused to be furnished to the Purchaser such further certificates and documents as the Purchaser or its counsel shall have reasonably requested.
(c)    No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal or state governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Series A Preferred Shares by the Company in the United States; and no injunction or order of any federal or state court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Series A Preferred Shares by the Company in the United States.
(d)    The Series A Certificate of Designation shall have been filed on or before the Closing Date with the Secretary of State of the State of Delaware.
(e)    Substantially concurrently with the execution of this Agreement, the Financing Agreement shall have been duly executed and delivered by a duly authorized officer of each of the parties thereto.
(f)    Substantially concurrently with the execution of this Agreement, the Company, DBM Merger Sub, Inc., CB-Horn Holdings, Inc. and the Stockholders’ Representative (as defined in the Graywolf Acquisition Agreement) shall have fully performed all of the respective obligations to be performed by it thereunder in order to consummate the Graywolf Acquisition.
(g)    Prior to the Closing Date, the Purchaser shall have received (i) all documentation and other information about the Group Companies and their Subsidiaries that shall have been reasonably requested by the Purchaser prior to the Closing Date and that the Purchaser reasonably determines is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (ii) a Beneficial Ownership Certification in relation to the Company.
ARTICLE VI
MISCELLANEOUS

Section 6.1    Survival. All covenants of the Company and the Purchaser in this Agreement, shall survive the execution and delivery of this Agreement and shall continue in full force and effect for so long as the Purchaser holds any Series A Preferred Shares after the date hereof. All covenants made herein shall survive the Closing according to their respective terms.
Section 6.2    Entire Agreement; Parties in Interest This Agreement (including the exhibits hereto) and the Series A Certificate of Designation constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement will be binding upon and inure solely to the benefit of each Party and such Party’s respective successors, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this

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Agreement except for the provisions of Section 6.3 which will be enforceable by the applicable Related Parties.
Section 6.3    No Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced by a Party against another Party, and any Proceedings that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by such Party against, another Party or, if applicable, such other Party’s permitted transferees that become party to this Agreement, and no current, former or future Affiliates of a Party or any of the foregoing Persons’ respective Representatives (collectively, the “Related Parties”) will have any Liability for any Liabilities of such Party for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the purchase of the Series A Preferred Shares hereunder, the Graywolf Acquisition or the other Transactions or in respect of any oral representations made or alleged to be made in connection herewith or therewith. In no event will a Party or any of its Affiliates, and each Party agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover losses or other damages in connection therewith from, any Related Party.
Section 6.4    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware, without regard to conflict of laws principles.
Section 6.5    Jurisdiction. Any Proceeding arising out of or relating to this Agreement, the other Transaction Documents or the Transactions shall be brought exclusively in, and each Party hereby submits to the exclusive jurisdiction of the federal and state courts in the State of Delaware, in each case, located in the City of Wilmington, in each case, to the fullest extent permitted by applicable Law. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any Proceeding brought in any such court and any claim that any such Proceeding has been brought in an inconvenient forum. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made by registered or certified mail addressed to such Party at the address specified pursuant to Section 6.8, or in such other manner permitted by applicable Law.
Section 6.6    Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LEGAL ACTION, (b) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO

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ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.6.
Section 6.7    Remedies.
(a)    Except as otherwise provided herein, all remedies available under this Agreement, at law or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Party of a particular remedy will not preclude the exercise of any other remedy to the fullest extent permitted by applicable Law.
(b)    Each Party hereby acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms, and that monetary damages alone would not be adequate to compensate such other Parties not in default or in breach. Accordingly, each Party agrees that the other Parties will, to the fullest extent permitted by applicable Law, be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity. The Parties waive, to the fullest extent permitted by applicable Law, any defense that a remedy at law is adequate and any requirement to prove special damages, post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.
Section 6.8    Notice.
(a)    Except as otherwise expressly provided in this Agreement, any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and delivered by (i) email or (ii) registered mail via a national courier service to the following email address or physical address, as applicable:
If to the Company:

DBM Global Inc.
3020 E. Camelback Road, Suite 100
Phoenix, Arizona 85016
Attention: Scott D. Sherman, Vice-President and General Counsel
Telephone: 602 452-4480
Telecopier: 602 744-0321
Email:    scott.sherman@dbmglobal.com

with a copy (which will not constitute notice) to:

Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Robert Kant
E-mail: kantr@gtlaw.com

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If to the Purchaser (as applicable):

DBM Global Intermediate Holdco Inc.
450 Park Avenue, 30th Floor
New York, New York 10022
Attention: Michael J. Sena, CFO
E-mail: msena@hc2.com

with a copy (which will not constitute notice) to:
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022-4834
Attention: Senet S. Bischoff
Telephone: +1.212.906.1834
Telecopier: +1.212.751.4864
Email: senet.bischoff@lw.com

(b)    Notice or other communication pursuant to Section 6.8(a) will be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or overnight delivery on a non-Business Day will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day. Any Party may specify a different address, by written notice to the other Parties. The change of address will be effective upon the other Parties’ receipt of the notice of the change of address.
Section 6.9    Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the holders of a majority of the Series A Preferred Shares at that time in issue and the Company (by the Independent Committee), or in the case of a waiver, by the Party (if the Company, by the Independent Committee) against whom the waiver is to be effective. No knowledge, investigation or inquiry, or failure or delay by the Company or the Purchaser in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waiver of any right or remedy hereunder will be deemed to be a continuing waiver in the future or a waiver of any rights or remedies arising thereafter.
Section 6.10    Counterparts. This Agreement may be executed in two or more counterparts, each of which constitutes an original, and all of which taken together constitute one instrument. A signature delivered by facsimile or other electronic transmission (including e-mail) will be considered an original signature. Any Person may rely on a copy of this Agreement.
Section 6.11    Assignment. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement

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nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties, except that the Purchaser may, solely in connection with a Transfer of shares of Series A Preferred Stock in accordance with Section 4.6, assign all or a portion of its rights, interests and obligations hereunder to one or more Persons; provided that any such assignment will not relieve the Purchaser of any of its funding obligations hereunder on the Closing Date. In the event of any Transfer of such rights, interests and obligations in accordance with this Section 6.11, the transferee shall become a party to this Agreement by execution of a joinder hereto in form and substance determined (by the Independent Committee) to be reasonably acceptable to the Company. Any assignment or transfer in violation of this Section 6.11 shall, to the fullest extent permitted by applicable Law, be null and void.
Section 6.12    Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to negotiate in good faith to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that achieves, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.
Section 6.13    Certain Company Acknowledgements. The Company acknowledges on its behalf and on behalf of its Subsidiaries that the Purchaser and its Affiliates are involved in a broad range of transactions and may have economic interests that conflict with those of the Company and its Subsidiaries. The Purchaser is and will act under this Agreement as an independent contractor. Nothing in this Agreement or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty of the Purchaser to the Company, any of its Subsidiaries or any Affiliate or equity holder thereof. The transactions contemplated by this Agreement are agreed by the Parties to be arm’s-length commercial transactions between the Purchaser, on the one hand, and the Company, on the other hand. In connection with the Transactions and with the process leading to the Transactions the Purchaser is acting solely as a principal and not as agent or fiduciary of the Company or any of its Subsidiaries or member of management, equity holders or creditors thereof or any other Person to the fullest extent permitted by applicable Law. The Purchaser has not assumed an advisory or fiduciary responsibility or any other obligation in favor of the Company or any of its Subsidiaries with respect to the Transactions or the process leading thereto, except for the obligations expressly set forth in this Agreement. The Company has consulted its own legal, tax, accounting, regulatory and financial advisors to the extent it has deemed appropriate. The Company is responsible for making its own independent judgment with respect to the Transactions and the process leading thereto.
Section 6.14    PATRIOT Act. The Purchaser hereby notifies the Company that, pursuant to the requirements of the USA PATRIOT Act, the Purchaser may be required to obtain, verify and record information that identifies the Company, including its name, address and other information that will allow the Purchaser to identify, the Company in accordance with the USA PATRIOT Act.

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Section 6.15    Rights of Third Parties. Except as expressly stated in this Agreement, this Agreement does not confer any rights on any Person other than the Parties.
Section 6.16    Termination; Effect of Termination.
(a)    This Agreement shall terminate upon the earliest to occur of: (i) the date on which the Purchaser no longer holds any shares of Series A Preferred Stock; and (ii) the dissolution of the Company.
(b)    The termination of this Agreement shall terminate all rights and obligations of the Company and the Purchasers under this Agreement except that such termination shall not effect: (i) The legal existence of the Company under applicable Law; (ii) The obligation of any Party to pay any amounts (including damages and reasonable attorneys’ fees) arising on or incurred prior to the date of termination, or as a result of or in connection with such termination; (iii) The rights which any stockholder of the Company may have by operation of law as a stockholder of the Company; or (iv) The rights contained herein which, by their express terms are intended to survive termination of this Agreement.
(c)    The following provisions shall survive the termination of this Agreement: This Section 6.16 and Sections 6.1 (including any other provisions implicated by such section) 6.4, 6.5, 6.6 and 6.8.

ARTICLE VII
DEFINITIONS
Section 7.1    Certain Definitions. The following words and phrases have the meanings specified in this Section 7.1:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Anti-Corruption Laws” has the meaning specified therefor in Section 2.24.
“Anti-Money Laundering and Anti-Terrorism Laws” means any Requirements of Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) any law prohibiting or directed against terrorist activities or the financing or support of terrorist

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activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.
“Authorized Officer” means, as applied to any Person, any individual (a) holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person and (b) with respect to which the secretary or assistant secretary of such Person has delivered an incumbency certificate to the Purchaser as to the authority of such individual in such position.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndication and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.
“Bonding Agreement” means any agreement evidencing or relating to any performance bonds, construction bonds or similar obligations issued by a surety or other bonding party (or any designee on its behalf) for the benefit of customers of any Group Company and/or their Subsidiaries between such surety or other bonding party and such Group Company or Group Companies and/or their Subsidiaries.
“Business Day” means any day that is not a Saturday or Sunday or a legal holiday in New York, New York.
“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.
“Closing Date” means the date of this Agreement.
“Company” has the meaning specified in the Opening Paragraph.

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“Confidential Information” has the meaning set forth in Section 4.8.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the 6 calendar years preceding the date of this Agreement) for employees of any Group Company or any of its ERISA Affiliates.
“Encumbrance” means all security interests, mortgages, charges, options, equities, claims, or other third party rights (including rights of pre-emption) of any nature whatsoever.
“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Group Company or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Group Company or any of its Subsidiaries or any predecessor in interest.
“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other Requirements of Law, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.
“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

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“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.
“ERISA Plan” has the meaning specified in Section 3.5(f).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Financial Statements” means (a) the audited consolidated balance sheet of the Company and its Subsidiaries for the Fiscal Year ended December 30, 2017, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries for the fiscal-year-to-date period ended September 30, 2018, and the related consolidated statement of operations, shareholder’s equity and cash flows for the fiscal-year-to-date period then ended.
“Financing Agreement” means that certain Financing Agreement, dated as of the Closing Date, by and among the Company and the Subsidiary Borrowers, as borrowers, the Subsidiary Guarantors, as guarantors, the lenders from time to time party thereto, as lenders, and TCW Asset Management Company LLC, as collateral and administrative agent.
“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on December 31st of each calendar year.
“Foreign Official” has the meaning specified in Section 2.4(b)(i).
“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.
“Global Trade Control Laws” means any laws, regulations or conventions in any part of the world related to import transactions, export transactions, or economic sanctions, including the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority or the U.S. President’s Executive Orders and administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or U.S. Department of State; European Union Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; economic sanctions administered by Her Majesty’s Treasury of the United Kingdom; and all relevant regulations made under any of the foregoing.

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“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company or operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or incorporation, as applicable, with the applicable Governmental Authority in the jurisdiction of its formation or incorporation, as applicable.
“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” means any nation or government, any foreign, federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Graywolf Acquisition” means the transactions contemplated by the Graywolf Acquisition Agreement.
“Graywolf Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of October 10, 2018, by and among the Company, DBM Merger Sub, Inc., CB-Horn Holdings, Inc. and Charlesbank Equity Fund VI, Limited Partnership, as stockholders’ representative, as amended, attached hereto as Exhibit B.
“Group Companies” means the Company, the Subsidiary Borrowers and the Subsidiary Guarantors, and “Group Company” means any one of the foregoing.
“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

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“Independent Committee” means a duly designated and empowered committee of the Board of Directors of the Company comprised solely of directors of the Company who are independent from the Purchaser and its Affiliates (other than the Company and its Subsidiaries).
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.
“Law” means any applicable U.S. or foreign, federal, state, provincial, municipal or local law (including common law), statute, ordinance, rule, regulation, code, policy, directive, standard, license, treaty, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Authority.
“Liability” means any indebtedness, loss, damage, claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.
“Material Adverse Effect” means a material adverse effect on (i) the business or financial condition or results of operations, in each case, of the Group Companies, taken as a whole, and (ii) the material rights and remedies (taken as a whole) of the Purchaser under this Agreement and the Series A Certificate of Designation.
“Material Contract” has the meaning specified therefor in the Financing Agreement.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Group Company or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding 6 years.
“OFAC Sanction Program” means (a) the Requirements of Law and Executive Orders administered by OFAC, including, without limitation, Executive Order No. 13224, and (b) the SDN List, in each case, as renewed, extended, amended, or replaced.
“Parties” and “Party” have the meanings specified in the Opening Paragraph.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Person” means an individual, a corporation, a partnership, a limited liability company, an exempted company, an association, a trust or any other entity, group (as such term is used in

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Section 13 of the Exchange Act) or organization, including a Governmental Authority, and any successors and permitted assigns of such Person.
“Proceeding” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator or mediator.
“Purchase Price” has the meaning specified in Section 1.1(a).
“Purchaser” has the meanings specified in the Opening Paragraph.
“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.
“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).
“Related Parties” has the meaning specified in Section 6.3.
“Representatives” means, with respect to any Person, any and all directors, managers, general partners, trustees, executors, officers, employees, consultants, financial advisors, counsel, accountants and other agents or shareholders, stockholders, members, partners, beneficiaries or Affiliates of such Person.
“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Rule 144” has the meaning specified in Section 3.5(d).
“SEC” means the Securities and Exchange Commission or any similar or successor agency of the Federal government administering the Securities Act.

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“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Series A Certificate of Designation” means that certain Certificate of Designation of Series A Fixed-to-Floating Perpetual Preferred Stock of the Company as filed with the Secretary of State of the State of Delaware on the Closing Date.
“Series A Preferred Share” and “Series A Preferred Shares” have the meanings specified in Section 1.1(a).
“Series A Preferred Stock” has the meaning specified in the Preliminary Statement.
“Similar Law Plan” has the meaning specified in Section 3.5(f).
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.
“Stated Value” shall have the meaning given in the Series A Certificate of Designation.
“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Company unless the context expressly provides otherwise.
“Subsidiary Borrowers” means Schuff Steel Company, Schuff Steel Atlantic, LLC, Aitken Manufacturing Inc., DBM Global – North America Inc., CB-Horn Holdings, Inc., Graywolf Industrial, Inc., Titan Contracting & Leasing Company, Inc., Titan Fabricators, Inc., M. Industrial Mechanical, Inc., Milco National Constructors, Inc. and Inco Services, Inc.

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“Subsidiary Guarantors” means On-Time Steel Management Holding, Inc., Schuff Steel Management Company – Southwest, Inc., Schuff Premier Services LLC, DBM Global Holdings Inc., PDC Services (USA) Inc. and Midwest Environmental, Inc.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Event” means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Group Company or any of its ERISA Affiliates to incur liability under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.
“Transaction Documents” means, collectively, this Agreement and all documents, instruments or certificates contemplated hereby or delivered in connection herewith.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Transfer” means to, directly or indirectly, sell, assign, transfer, pledge, encumber, hypothecate or otherwise dispose of, whether voluntarily or involuntarily, or enter into any agreement, arrangement or understanding with respect to the sale, assignment, transfer, pledge, encumbrance, hypothecation or other disposition.
“U.S.” means the United States of America.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.
“WARN” has the meaning specified in Section 2.14.
Section 7.2    Construction. The Parties intend that each representation, warranty, covenant and agreement contained in this Agreement will have independent significance. The headings are for convenience only and will not be given effect in interpreting this Agreement. References to sections, articles or exhibits are to the sections, articles and exhibits contained in, referred to by or attached to this Agreement, unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” and “including” in this Agreement mean “include/includes/including without limitation.”

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All references to $, currency, monetary values and dollars set forth herein mean U.S. dollars. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. References to a Person also include its permitted assigns and successors. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a correct and accurate copy of such item has been delivered. Any reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” All references to the knowledge of the Company or any Subsidiary of the Company or facts known by any such Person shall mean actual knowledge of any Authorized Officer of such Person. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Any reference herein to any Law, contract, agreement or other instrument, including the Governing Documents of any Person, will be construed as referring to such Law, contract, agreement or instrument as amended or modified or, in the case of a Law, codified or reenacted, in each case, in whole or in part, and as in effect from time to time. The Parties acknowledge and agree that (a) each Party and its counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Agreement, (b) any rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be used to interpret this Agreement and (c) the provisions of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of such previous drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.
THE COMPANY:

DBM GLOBAL INC.

By:    /s/Michael Hill
Name: Michael Hill
Title: VP & CFO

[SIGNATURE PAGE TO SERIES A SECURITIES PURCHASE AGREEMENT]
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.
PURCHASER:

DBM GLOBAL INTERMEDIATE HOLDCO INC.

By:    /s/Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer

[SIGNATURE PAGE TO SERIES A SECURITIES PURCHASE AGREEMENT]

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